UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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AMMO, INC.
(Name of Registrant as Specified In Its Charter)

STEVEN F. URVAN GREGG ALPER DARREN FARBER WILLIAM L. FRAIM SUSAN T. LOKEY CHRISTOS TSENTAS WAYNE R. WALKER
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Steven F. Urvan, together with the other participants named herein (collectively, “the Urvan Group”), intends to file a preliminary proxy statement and accompanying GREEN Universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders (the “2022 Annual Meeting”) of AMMO, Inc., a Delaware corporation (the “Company”).

Item 1: On August 29, 2022, the Urvan Group issued the following press release:

The Urvan Group Issues Letter to AMMO Inc. Shareholders Regarding its Nomination of a Full Slate of Highly Qualified Candidates for Election to the Company’s Board of Directors

Delivers Overview of New Strategy for Leveraging AMMO’s Existing Assets and Evolving the Company into a Diversified, Growing and Profitable Ecommerce Powerhouse

Highlights Long-Term Opportunity to Achieve $1 Billion in Annual Sales with Strong Cash Flows and Sustainable Margins, Resulting in Superior Value Creation for Shareholders

Introduces Diverse Slate with Expertise in Corporate Governance, Ecommerce, Finance, M&A and Strategic Growth Across Relevant B2B and B2C Categories

SCOTTSDALE, Ariz.--(BUSINESS WIRE)—Steven Urvan (together with the other participants in his solicitation, the “Urvan Group” or “we”), who owns approximately 17.1% of the outstanding common shares of AMMO, Inc. (NASDAQ: POWW) (“AMMO” or the “Company”), today announced his nomination of seven highly qualified candidates for election to the Company’s Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”). In addition, the Urvan Group issued the below letter and launched the following hub to house shareholder resources: www.TheUrvanGroup.com.

***

Fellow Shareholders,

I am AMMO’s largest shareholder, with an approximately 17.1% stake in the Company that is presently worth roughly $80 million. I amassed my personal shareholdings and joined AMMO’s Board upon completing the sale of GunBroker.com, which I founded with my own capital and led to many years of profitable growth prior to last year’s transaction with the Company. It is my honor to be firmly aligned with you as a shareholder and represent your interests in the boardroom as a director.

Based on my conviction in the long-term value that can be unlocked at AMMO, I recently decided to exercise my right as a shareholder to nominate a full slate of highly qualified director candidates, including myself, for election to the Company’s Board at this year’s Annual Meeting. I recognize this is a relatively extraordinary step for a sitting director. That is why I am writing to you today in my capacity as the leader of the Urvan Group. This letter is intended to convey three key points that are expanded upon in subsequent sections:

1.	I want to apply my unique track record of success in ecommerce, firearms and outdoor sporting, and investing to lead an ongoing transformation of AMMO in the public market.

2.	From the Urvan Group’s perspective, the facts pertaining to AMMO’s governance, operations, performance and strategy indicate immediate boardroom change is in shareholders’ best interests.

3.	We believe a reconfigured Board can implement a new strategy for evolving AMMO from a conventional ammunitions manufacturing business to a diversified, growing and profitable ecommerce platform – ideally resulting in an improved trading price multiple and enhanced value for shareholders.

I want to take the opportunity to note that my status as a sitting director leads me to believe it is not appropriate for me to directly opine on AMMO’s recently announced plan to split up the Company. With that said, I am comfortable confirming that my slate’s strategy accounts for keeping the Company’s Ammunitions and Marketplace businesses together until a reconstituted Board can conduct a fresh assessment of the enterprise. We plan to retain experienced and independent advisors – with demonstrated expertise in our industry and strategic reviews – to evaluate the long-term pros and cons associated with splitting up these perceptibly synergistic businesses at this time.

I also want to take this opportunity to state that my decision to nominate a slate is about creating sustained value for each and every one of AMMO’s shareholders. To be clear, I am not seeking to acquire all or part of the Company. I am not seeking to take any steps that are counter to your interests. I am investing my own energy, money and time in a campaign to ignite a brighter future for all of the Company’s stakeholders.

WHY THE URVAN GROUP IS SEEKING TO CATALYZE POSITIVE CHANGE AT AMMO

I founded GunBroker.com more than 22 years ago. During my tenure as its Chief Executive Officer, I grew the platform from an idea into the world’s leading online marketplace for the purchase and sale of firearms and ammunition. GunBroker.com had more than 6 million registered users when it was sold last year, demonstrating that my team and I were adept at driving sustainable growth and producing meaningful value.

As a founder and entrepreneur, I was involved in every facet of GunBroker.com’s operations and helped the platform scale in a cost-effective, scrappy manner over many years. I personally oversaw areas such as strategy, finance, marketing, technology and human capital management. Thanks to this high-touch approach and ownership mentality, GunBroker.com boasted the following financials at the time of last year’s transaction:

•	Annual revenue of approximately $60 million.

•	Annual EBITDA of more than $40 million.

•	Positive net income.

•	Strong and sustained free cash flow.

In contrast, AMMO’s financials show the Company has been burning cash and was unprofitable every single quarter prior to the GunBroker.com acquisition. The acquisition finally brought the Company to profitability thanks to GunBroker.com’s dynamic customer base and sustained cash flows. In fact, during the Company’s earnings call for the first quarter of Fiscal Year 2022, management attributed 70% of AMMO’s profit and margin growth to the acquisition, noting that GunBroker.com had “added over $12 million of high-margin marketplace revenue during the quarter.”1 Perhaps this is why discussions on online forums indicate the Company’s shareholders are confounded by management’s recent decision to unwind the transaction less than 18 months after it closed.

1 AMMO, Inc. (POWW) CEO Fred Wagenhals on Q1 2022 Results - Earnings Call Transcript (August 16, 2021).

Many shareholders also appear to believe there have been issues around integrating the acquisition, improving online sales, managing cash and communicating the Company’s long-term value proposition. There seems to be a growing view that these issues have been keeping the Company’s share price and valuation multiple depressed. Fortunately, we feel shareholders’ concerns are addressable without unwinding an acquisition that is starting to dramatically improve the Company’s performance.

THE FACTS PERTAINING TO AMMO’S HISTORY AS A PUBLIC COMPANY

For the five years leading up to the acquisition of GunBroker.com, AMMO’s financials reveal rising expenses, compressed margins and sustained losses. The Company’s annualized sales, general and administrative expenses rose more than 320% between Fiscal Year 2017 and Fiscal Year 2021.2 During this period, the Company endured five straight years of net losses, resulting in well over $40 million in total losses.3 Further, it appears that the recent onset of meaningful revenue growth delivered by the legacy Ammunitions segment has had little impact on the bottom line.4

AMMO’s public disclosures also reveal a number of relevant facts pertaining to the Company’s corporate governance. The Company’s Chairman and Chief Executive Officer, who is 80 years old and has served in such roles since 2016, controls an entity holding a $3.5 million loan to AMMO that earns 12% annual interest.5 Over the years, he and the Company have entered into multiple lending arrangements. The Company also maintains a seven-member Board with multiple insiders and directors at or over 75 years of age.6

A review of the Board’s experiences and skill sets indicates there is a need for expertise in firearms, ammunition, ecommerce and other key areas. In addition, aside from myself and the Chairman, who has been consistently granted shares, there is also limited share ownership on the Board. We believe that a Board with relevant expertise and strong ownership perspectives is better positioned to drive improved capital allocation, effective oversight and value-enhancing decisions.

While one could claim AMMO is on the right track due to its perceptibly high long-run total shareholder return (“TSR”), it is important to remember that the Company is a micro-cap entity that began trading in the $2 range. It may be more instructive to consider what the Company has done recently. Since the GunBroker.com transaction closed, it has delivered TSR of -42% and is dramatically lagging logical peers:

AMMO & Peers[7]	Total Shareholder Returns Since May 3, 2021[8]
AMMO	-42.04%
Clarus Corporation (NASDAQ: CLAR)	46.72%
Olin Corporation (NYSE: OLN)	28.21%
Smith & Wesson (NASDAQ: SWBI)	-23.11%
Vista Outdoor (NYSE: VSTO)	-11.60%

2 Company filings.

3 Company filings.

4 Company filings.

5 Company proxy statement.

6 Company proxy statement.

7 Company does not define its peer set in SEC filings. The Urvan Group determined AMMO’s custom peer set by examining competitors’ businesses, products and market share.

8 Total shareholder returns calculate from May 3, 2021, the day the GunBroker.com acquisition closed, to August 25, 2022, the day the Urvan Group submitted its nomination notice to the Company. TSR includes dividends reinvested.

It seems most of this share price decline has been driven by the decision to walk back the GunBroker.com acquisition despite it being described by management as “transformative” just a year ago. Notably, the Company’s recent announcement to split the businesses was followed by a nearly 30% drop in share price.9

WE BELIEVE WE HAVE THE RIGHT PLAN AND RIGHT INDIVIDUALS TO PRODUCE SUPERIOR LONG-TERM VALUE

Given AMMO’s distinct assets, significant brand potential and strong positioning in growing addressable markets, we believe the Company can evolve into a diversified, growing and profitable ecommerce powerhouse. To achieve this, our nominees believe the Company needs to focus on a new set of strategic priorities. A high-level and preliminary overview of these priorities includes:

•

Enhance Corporate Governance – We believe our nominees can help evolve AMMO into a stronger business by adding fresh perspectives to the boardroom as well as new expertise in capital markets transactions, corporate governance, ecommerce, manufacturing and B2C and B2B growth. If elected, our slate is committed to having fewer insiders on the Board and minimizing related party transactions. Likewise, we are committed to maintaining shareholder-friendly bylaws, modernized governance provisions and clear disclosures around topics such as capital allocation. Over the long-term, we would also aim to separate the Chairman and Chief Executive Officer roles.

•	Optimize the Balance Sheet – While being mindful not to over lever AMMO, the reconstituted Board would seek to obtain affordable and non-dilutive financing via an asset-based lending facility or revolver that would allow the Company to consider EBITDA-accretive acquisitions and prioritize organic growth in ecommerce. The Urvan Group nominees have strong relationships with top-tier banks and lenders, so a competitive process would be run to obtain enhanced access to capital. Our slate would also evaluate whether it is prudent over the long-term to own physical real estate or to simply lease facilities.

•	Assess Management and Improve Human Capital – If elected, our nominees would undertake an assessment of management’s capabilities to ensure the Company has a leadership team that can support our new strategy. We believe the ideal management team will include individuals with deep experience across ecommerce, technology, online partnerships, distribution and fulfillment and other growth areas. As the founder and former Chief Executive Officer of GunBroker.com, I have the experience to lead AMMO on in interim basis as this assessment is performed and our new strategic plan is put in place. Looking to the long-term, the reconstituted Board would seek to ensure AMMO is led by a permanent management team that can take the Ammunitions business to better margins while scaling the Company across more categories – beyond just firearms and ammunitions – via its Marketplace business.

•	Strengthen Existing Ammunitions and Marketplace Segments – If elected, our nominees would seek to accelerate cost containment in the Ammunitions segment and increase organic investment in the Marketplace segment. The Ammunition segment’s history of lagging margins indicates more needs to be done to right-size labor, overhead and materials costs. Even when factoring in the Marketplace segment’s strong performance and stripping out assumed one-time costs for the new manufacturing facility, the Company’s margins continue to dramatically lag logical firearms peers even as it gets to scale. Our nominees believe this reinforces the need to slow further investment in Ammunitions and prioritize higher-growth, higher margin opportunities in ecommerce. We suspect that deploying more capital to customer acquisition, organic category expansion, payment technologies and sustaining a frictionless user interface across screens would yield better returns for shareholders.

9 AMMO share price opened at $5.85 on August 15, 2022 (the morning the Company announced plans to divest GunBroker.com) and closed on August 22, 2022 at $4.11 (a week after the Company’s announcement).

•	Explore Accretive M&A to Supplement Organic Growth – The Company has the benefit of millions of existing customer relationships and users, who are already comfortable transacting through GunBroker.com. This creates a major tailwind for entering new B2C categories that I was unable to scale to in the private market. The reconstituted Board would seek to secure additional military and law enforcement contracts, as well as invest in smart, strategic acquisitions that propel the Company into a broader set of adjacent categories, including sporting goods, apparel and collectibles. Between growing the GunBroker.com platform and entering new categories loved by customers, we believe the Company could attain more than $1 billion in annual sales – with strong cash flows and double-digit EBITDA margins – over the next several years.

•	Prioritize Transparent Investor Relations – We believe that improving disclosures and shareholder communications across the board can help ensure that the market properly evaluates AMMO, especially if a reconstituted Board is able to pursue an ecommerce-focused strategy. We would host an annual investor day, conduct quarterly earnings calls with question-and-answer sessions, publish the Company’s new strategy and key performance indicators in a frequently updated deck and take steps to attract long-term institutional capital into the shareholder base.

In the coming weeks, we look forward to sharing more detail regarding our strategy for unlocking the full potential and value of AMMO. We intend to issue a public presentation prior to this year’s Annual Meeting to provide the market with a very clear sense of our plan, tactics and transition planning.

In the meantime, I am pleased to share summarized biographies for the Urvan Group’s seven-member slate:

•	Gregg Alper is a successful retail entrepreneur with ecommerce and operations experience that would be extremely valuable to AMMO’s Board.

o	Founder, President and member of the board of directors of GWA Distribution Group, an online retailer which focuses on replacement automotive, marine and small engine parts through various online channels and was acquired by JMH Capital in April 2021.

o	Founder and President of Delray Beach Capital, a provider of inventory financing to independent car dealerships.

o	Former Chief Operating Officer and Director of e-commerce of USP Motorsports, an online provider of performance parts for German vehicles.

•	Darren Farber is a financial and defense industry expert who also possesses firearms manufacturing public company board experience that would be extremely valuable to AMMO’s Board.

o	Founder and Managing Partner of Albion River LLC, a private investment firm that focuses on aerospace, defense and government related businesses.

o	Former special advisor to the Deputy Under Secretary of Defense — Business Transformation, where he received the Secretary of Defense Medal for Outstanding Public Service.

o	Serves on the board of directors of MDA Ltd. (TSE: MDA), a space technology developer and manufacturer, and as Chairman of the board of directors of Magpul Industries Corp, a designer and manufacturer of firearms accessories and outdoor lifestyle products.

o	Former and member of the board of directors of American Pacific Corporation (formerly NASDAQ: APFC), a chemical manufacturing company, and Sparton Corporation (formerly NYSE: SPA), which designs, develops, tests and produces complex maritime electronic systems.

•	William Fraim is a proven C-suite executive and board member with over 35 years of experience in the shooting sports industry that would be extremely valuable to AMMO’s Board.

o	Former Chief Executive Officer and Chairman of the board of directors of AcuSport Corporation, a nationwide distributor of outdoor and shooting sports products.

o	Former President and member of the board of the National Association of Sporting Goods Wholesalers (NASGW), a nonprofit trade association that represents hunting and shooting sports equipment manufacturers and wholesalers.

o	Former Chairman of the board of trustees of the Hunting Heritage Trust, an organization created to fund programs that will enhance appreciation of the United States’ hunting heritage and increase public participation in recreational shooting sports.

o	Member of the board of trustees of The Berry Family Foundation, an independent nonprofit foundation focused on encouraging enterprise and a strong Dayton, Ohio community.

•	Susan Lokey is a Certified Public Accountant with more than three decades of experience in accounting, financial reporting and auditing, as well as valuable executive leadership experience that would be extremely valuable to AMMO’s Board.

o	Chief Financial Officer of IA Tech LLC, parent company of GunBroker.com, LLC, one of the largest online auction sites for firearms and hunting and shooting accessories.

o	Vice President and Director of North Harbor Insurance Co., an insurance provider, and Chief Financial Officer of BitRail Holdings, Inc., a compliant crypto currency payment company.

o	Former Manager of the Sales Audit and Sales Accounting department at The Home Depot, Inc. (NYSE: HD), a multinational home improvement retail corporation.

o	Significant financial experience, including as Treasury Specialist at Fosterlane Management Corporation, the sovereign wealth enterprise real estate arm of the Kuwait Investment Authority, and as Financial Officer at Bartow County Bank, a full-service bank.

•	Christos Tsentas is a former investment banker with M&A and investment management experience, who also possesses firearms accessories manufacturing board experience that would be extremely valuable to AMMO’s Board.

o	Partner of Albion River LLC, a private direct investment firm, with a focus on aerospace, defense and government related opportunities.

o	Former investment banker at KippsDeSanto & Co., an M&A advisory firm focused on the aerospace and defense markets.

o	Member of the board of directors of Magpul Industries Corporation, a designer and manufacturer of firearms accessories and outdoor lifestyle products.

•	Steven Urvan is an entrepreneur and expert in the firearms and shooting sports industry with more than two decades of experience growing e-commerce businesses that would be extremely valuable to AMMO’s Board.

o	Chief Strategy Officer and a member of the board of directors of Ammo Inc. (NASDAQ: POWW).

o	Founder and Executive Chairman of BitRail Holdings, Inc., a compliant cryptocurrency payment platform, and head of The Urvan Family Office.

o	Founder and former Chief Executive Officer GunBroker.com, LLC, one of the largest online auction sites for firearms and hunting/shooting accessories, which was acquired by Ammo Inc. (NASDAQ: POWW) for $240 million in 2021.

o	Founder of Outdoors.com Digital Media, an outdoor lifestyle website, and App Cohesion, an e-commerce technology platform. Previously architected what was at the time the largest optical data storage and retrieval system for ATM and POS information for Bank of America.

•	Wayne Walker is a corporate governance expert who has more than 35 years of experience in corporate turnarounds and possesses public company board experience that would be extremely valuable to AMMO’s Board.

o	Founder and President of Walker Nell Partners, Inc., an international business consulting firm.

o	Currently serves on the boards of directors of Wrap Technologies, Inc. (NASDAQ: WRAP), a global public safety technology and services company, where he serves as chairman of the board, Petro Pharmaceuticals, Inc. (NASDAQ: PTPI), a men’s health company, AYRO, Inc. (NASDAQ: AYRO), a designer and producer of all-electric vehicles, and Pitcairn Trust Company, a national advisor to family offices.

o	Former Partner at ParenteBeard LLC (n/k/a Baker Tilly Virchow Krause, LLP), an accounting firm, and Senior Legal Counsel at E. I. du Pont de Nemours and Company (n/k/a DuPont de Nemours, Inc. (NYSE: DD)), a chemicals, agriculture and specialty products company.

o	Previously served on the boards of directors of BridgeStreet Worldwide, Inc., a leading provider of furnished apartments to corporations, and Last Call Operating Companies, an owner of various national restaurants.

We thank you in advance for your consideration and willingness to evaluate the Urvan Group’s plan and slate. To join our mailing list and share your views on AMMO, we invite you to visit www.TheUrvanGroup.com.

Sincerely,

Steve Urvan

***

Certain Information Concerning the Participants

The Urvan Group intends to file a preliminary proxy statement and accompanying GREEN Universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at AMMO’s 2022 Annual Meeting.

THE URVAN GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE SOLICITATION STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE SOLICITATION STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the solicitation are anticipated to be Gregg Alper, Darren Farber, William L. Fraim, Susan T. Lokey, Christos Tsentas, Steven F. Urvan and Wayne R. Walker.

As of the date hereof, Mr. Urvan directly owns 20,040,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, Ms. Lokey directly owns 40,000 shares of Common Stock. As of the date hereof, none of Messrs. Alper, Farber, Fraim, Tsentas, or Walker beneficially owns any shares of Common Stock.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

For Media:

Longacre Square Partners

Greg Marose / Charlotte Kiaie, 646-386-0091

gmarose@longacresquare.com / ckiaie@longacresquare.com

Item 2: Also on August 29, 2022, Mr. Urvan filed Amendment No. 2 to the Schedule 13D (“Amendment No. 2”) with respect to the Company, announcing his nomination of a slate of highly qualified director nominees for election at the 2022 Annual Meeting. A copy of Amendment No. 2 is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 3: Also on August 29, 2022, the Urvan Group launched the website www.TheUrvanGroup.com:

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CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Steven F. Urvan, together with the other participants named herein (collectively, “the Urvan Group”), intends to file a preliminary proxy statement and accompanying GREEN Universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of AMMO, Inc., a Delaware corporation (the “Company”).

THE URVAN GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE SOLICITATION STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE SOLICITATION STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the solicitation are anticipated to be Gregg Alper, Darren Farber, William L. Fraim, Susan T. Lokey, Christos Tsentas, Steven F. Urvan and Wayne R. Walker.

As of the date hereof, Mr. Urvan directly owns 20,040,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, Ms. Lokey directly owns 40,000 shares of Common Stock. As of the date hereof, none of Messrs. Alper, Farber, Fraim, Tsentas, or Walker beneficially owns any shares of Common Stock.